Exhibit 99.1

AT THE COMPANY
Clifford Bolen
President and Chief Executive Officer
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 17, 2007

Vita Foods Reports Fourth-Quarter, Year-End 2006 Results

Chicago, IL, April 17, 2007 — For the fourth quarter ended December 31, 2006, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net loss of $1,738,000, or $(0.35) per share, compared to a net loss of $426,000 or $(0.11) per share in the fourth quarter of 2005. The net loss for the quarter is largely the result of a corporate level, non-cash long-term asset impairment charge of $1,446,000, and a $444,000 charge for a previously reported product recall resulting from labeling issues. Both of these charges are related to the Company’s Vita Specialty Foods business segment. The impairment charge is composed of a goodwill impairment of approximately $1,126,000 and an approximately $320,000 pre-tax impact resulting from the Company’s decision to terminate its Berryville, Virginia facility lease in April 2007. The Berryville charge is the result of the impairment of certain long term assets that cannot be relocated to the Company’s other facility in Martinsburg, West Virginia.

Consolidated net sales for the fourth quarter of 2006 were approximately $13.9 million, compared with $14.2 million in the fourth quarter of 2005. Net sales for the Vita Seafood segment in the fourth quarter of 2006 were $9.1 million compared to $9.8 million from the prior year quarter, representing a 7% decrease. Net sales for the Vita Specialty Foods segment in the fourth quarter were $4.8 million compared to $4.4 million from the prior year quarter, representing a 10% increase. The increase was primarily a result of an increase in honey and sauce product sales.

Gross margin for the fourth quarter decreased to 22.2% from 28.8% in the prior year fourth quarter as the increased manufacturing costs incurred by the Vita Specialty Foods segment due to new product production issues had an unfavorable impact on margins.

Full-Year Results

For the twelve months ended December 31, 2006, the Company had a consolidated net loss of $2,391,000 or $(0.51) per share, compared to net loss of $889,000, or $(0.23) per share for 2005, largely as a result of a $1,126,000 adjustment to recognize goodwill impairment. The Vita Seafood segment experienced a net loss of $179,000 compared to net loss of $1,174,000 in 2005. The Vita Specialty Foods segment net loss was $1,086,000 for 2006, including a $193,000 net of tax charge for the Berryville impairment, compared to net income of $285,000 in 2005. The Company was not in compliance with its debt covenants at December 31, 2006 and obtained a permanent waiver from its bank with respect to such non-compliance.

Consolidated net sales for the year increased 9% to approximately $51.0 million from approximately $46.6 million in 2005. Vita Seafood’s net sales increased 9% to approximately $28.9 million in 2006 from approximately $26.3 million in 2005. Vita Specialty Foods’ net sales for the year increased 9% to approximately $22.1 million from $20.2 million in 2005.

Gross margin for the year decreased to 25.1% from 29.9% in the prior year. Both business segments contributed to the decline in margins.

“The Specialty Foods segment incurred significant one-time costs during 2006. In the third quarter we experienced startup costs associated with the introduction of new items of $680,000 and related to the fourth quarter a $444,000 charge for a product recall that was a result of a full review of our product labeling where we discovered some mis-labeled products. The accumulation of these charges and the Company’s decision to terminate its Berryville lease led to the decline in value of the Company’s subsidiary in the amount of $1,446,000” said Clifford Bolen, the Company’s President and Chief Executive Officer. “We have made significant changes in our processes, training and testing to help prevent such occurrences in the future. Our Seafood division operations decreased the size of its prior year loss significantly by increasing sales and cutting costs that resulted in an operating income improvement of $1.8 million.”

Loan Amendment

The Company has entered into a tenth amendment to its loan agreement with LaSalle Bank National Association. Pursuant to the amendment, the Bank has issued a new one-year $1,000,000 term loan to the Company under the Loan and Security Agreement dated as of September 5, 2003, as amended (the “Loan Agreement”). In addition, the amendment modifies the Company’s financial covenants under the Loan Agreement.

Agreement in Principle

The Company also has reached an agreement in principle with Howard Bedford, a member of the Company’s Board of Directors, pursuant to which Mr. Bedford would invest $3,000,000 in the Company. In consideration for his investment, Mr. Bedford would receive 2,400,000 shares of the Company’s common stock; two year warrants to purchase 500,000 shares of common stock at an exercise price of $1.25 per share; three-year warrants to purchase 500,000 shares of common stock at an exercise price of $1.50 per share; four-year warrants to purchase 500,000 shares of common stock at an exercise price of $1.50 per share; and five-year warrants to purchase 500,000 shares of common stock at an exercise price of $1.75 per share. The transactions would be subject to the Board of Directors’ receipt of a fairness opinion from an investment banker or other acceptable party, to shareholder approval and to approval by the American Stock Exchange.

Commenting on the investment and loan amendment, Clifford Bolen, the Company’s President and Chief Executive Officer, stated “We are very pleased that Howard Bedford has elected to invest further in the Company. In addition, LaSalle Bank has shown a commitment toward our future by amending the loan agreement to include a $1,000,000 term loan and revising the covenants that fall within management’s 2007 expectations. We intend to use these funds for working capital needs.”

Vita Seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas. The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser™ brands.

The Company’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, competitive position and an equity investment. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth, the possibility that the agreement in principle will not be executed and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

- - TABLES FOLLOW - -

VITA FOOD PRODUCTS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2006	Dec 31, 2005	Change	Dec 31, 2006	Dec 31, 2005	Change
Net sales	$13,887	$14,147	(2%)	$50,954	$46,572	9%
Cost of goods sold	10,808	10,066	7%	38,167	32,633	17%
Gross margin	3,079	4,081	(25%)	12,787	13,939	(8%)

Selling and administrative expenses
Selling, marketing & distribution	2,384	2,642	(10%)	9,201	9,209	0%
Administrative	994	1,265	(21%)	4,002	4,586	(13%)
Employment Contract	—	502	(100%)	—	502	(100%)
Impairment of long term assets	1,446	—	N/A	1,446	—	N/A
Total	4,824	4,409	9%	14,649	14,297	2%
Operating loss	(1,745)	(328)	(432%)	(1,862)	(358)	(420%)

Interest expense	343	341	1%	1,314	1,083	21%
Income before income taxes	(2,088)	(669)	(212%)	(3,176)	(1,441)	(120%)
Income tax expense	(350)	(243)	(44%)	(785)	(552)	(42%)
Net income	$(1,738)	$(426)	(308%)	$(2,391)	$(889)	(169%)
Earnings per common share:
Basic	$(0.35)	$(0.11)	(218%)	$(0.51)	$(0.23)	(122%)
Diluted	$(0.35)	$(0.11)	(218%)	$(0.51)	$(0.23)	(122%)
Weighted average shares outstanding:
Basic	4,916	3,866		4,679	3,862
Diluted	4,916	3,866		4,679	3,862